Exhibit 99.1

Cartesian Appoints Thomas Williams and Donald Tringali to Board of Directors

Overland Park, KS – April 27, 2016 – Cartesian® (NASDAQ: CRTN), a specialist provider of consulting services and managed solutions to the global communications, technology and digital media sector, has appointed Thomas Williams and Donald Tringali to the board of directors. The two new directors will replace resigning directors David Mahoney and Donald Klumb, effective on April 25, 2016. With these changes, Cartesian’s board is now comprised of four independent directors and one inside director.

Williams brings to Cartesian’s board of directors more than 30 years of executive and financial experience. He has served in various senior leadership roles, including most recently as CFO of HRG Group (NYSE: HRG), a multi-billion dollar diversified holding company whose principal operations are conducted through businesses that: offer branded consumer products; offer life insurance and annuity products; provide asset-backed loans; and own energy assets.

Prior to HRG, Williams was President and CEO of Reader’s Digest Inc., and spent more than 21 years with AT&T and Alcatel-Lucent, where he held senior financial and officer positions, including CFO of AT&T Networks and AT&T Laboratories.

Williams has significant corporate governance and board experience, including currently serving as a director on the board of Fidelity & Guaranty Life (NYSE: FGL). He also served as a director of RDA Holding Co., Front Street Re Ltd., FS Hold Co II LTD., Zap.Com, and Frederick's of Hollywood Group.

Williams received a BA in Economics from the University of South Florida and attended the Executive Leadership Program, Competing Strategically in Telecommunications, at Duke University, Fuqua School of Business.

Tringali is an experienced corporate director, C-level operating executive and corporate attorney. He currently serves as CEO of Augusta Advisory Group, a boutique financial and business advisory firm that provides consulting services to businesses in transition. Prior to Augusta Advisory Group, Tringali was EVP and COO of Telemundo, responsible for all business operations and strategic initiatives, including leading its sale to Sony Corporation in 1998. He began his career as a corporate attorney representing Fortune 100 companies in media and other industries.

Tringali currently serves on the board of Caribbean Broadcasting Company and has served on other public and private boards, including National Technical Systems and Bank of Tucson.

Tringali received an A.B. in Economics from UCLA and J.D. from Harvard Law School. He is a member of the State Bar of California.

“I would like to thank David Mahoney and Don Klumb for their many years of service and leadership while at Cartesian,” said company CEO, Peter Woodward. “Also, on behalf of the board, and everyone within our organization, I would like to welcome Tom and Don, both of whom share a palpable desire to elevate Cartesian to new and promising heights. We look to benefit from their collective guidance as we work to expand our global capabilities and capitalize on several key growth opportunities that will scale our business moving forward.”

Cautionary Statement Regarding Forward Looking Statements

Any statements made in this press release that do not relate to historical facts constitute forward looking statements, including any statements that concern the Company or its management's intentions, expectations, or predictions of future performance. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond the Company’s control, which may cause actual results to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results include, among other things, the conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company’s services, technological advances and competitive factors in the markets in which the Company competes, and the factors described in the Company's filings with the SEC, including the risks described in Item 1A “Risk Factors” of its Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and subsequent periodic reports containing updated disclosures of such risks. These filings are available at the SEC’s web site at www.sec.gov. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

Additional Information and Where to Find It

Cartesian, Inc. will file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement in connection with the election of nominees nominated by the Board of Directors for election as directors, and certain other matters to be considered by the stockholders, at the 2016 Annual Meeting of Stockholders. The definitive proxy statement will contain important information about the proposed nominees for election as directors and the other matters to be considered at the Annual Meeting. The definitive proxy statement for the Annual Meeting and any other relevant documents (when they become available) may be obtained free of charge at the SEC's web site at www.sec.gov and at the Company's web site at www.cartesian.com or by directing a written request to: Cartesian, Inc., 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, attention Corporate Secretary.

BEFORE MAKING ANY VOTING DECISION, CARTESIAN'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2016 ANNUAL MEETING. This press release does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

Cartesian and its directors and executive officers may be deemed "participants" in the solicitation of proxies from stockholders in connection with the matters to be considered at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with such matters will be set forth in the definitive proxy statement to be filed with the SEC.

About Cartesian, Inc.

Cartesian, Inc. (NASDAQ: CRTN) is a specialist provider of consulting services and managed solutions to leaders in the global communications, technology and digital media industries. Cartesian provides consulting in strategy, execution and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York, Paris, Philadelphia and Washington. For more information, visit www.cartesian.com.

Contact Information:

Matt Glover or Najim Mostamand

Liolios Group, Inc.

949-574-3860

CRTN@liolios.com